SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                         (AMENDMENT NO. _____________)*


                             NEWPOWER HOLDINGS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)



                     Common Stock, $.01 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    652463100
                -------------------------------------------------
                                 (CUSIP Number)




                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


           Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                      [ ] Rule 13d-1(b)

                      [ ] Rule 13d-1(c)

                      [x] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Exchange Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

47660.1751

----------------------------------------------                                            --------------------------
          CUSIP NO. 652463100                                         13G                      PAGE 2 OF 14 PAGES
----------------------------------------------                                            --------------------------
---------- ---------------------------------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           GE Capital Equity Investments, Inc.
                             06-1268495
---------- ---------------------------------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                         (a) [ ]
                                                                                                    (b) [X]
---------- ---------------------------------------------------------------------------------------------------------
 3         SEC USE ONLY

---------- ---------------------------------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
-------------------------- ------------- ---------------------------------------------------------------------------
                                5        SOLE VOTING POWER

                                                                         0
     NUMBER OF
      SHARES
   BENEFICIALLY
     OWNED BY
       EACH
     REPORTING
      PERSON
       WITH
-------------------------- ------------- ---------------------------------------------------------------------------
                                6        SHARED VOTING POWER

                                                                 8,946,288
-------------------------- ------------- ---------------------------------------------------------------------------
                                7        SOLE DISPOSITIVE POWER

                                                                         0
-------------------------- ------------- ---------------------------------------------------------------------------
                                8        SHARED DISPOSITIVE POWER

                                                                 8,946,288
---------- ---------------------------------------------------------------------------------------------------------
 9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               8,946,288
---------- ---------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                          [ ]

---------- ---------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               14.2%
---------- ---------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON

                                 CO
---------- ---------------------------------------------------------------------------------------------------------



                                     Page 2

----------------------------------------------                                            --------------------------
          CUSIP NO. 652463100                                         13G                      PAGE 3 OF 14 PAGES
----------------------------------------------                                            --------------------------

---------- ---------------------------------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           General Electric Capital Corporation
                             13-1500700
---------- ---------------------------------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                         (a) [ ]
                                                                                                    (b) [X]
---------- ---------------------------------------------------------------------------------------------------------
 3         SEC USE ONLY

---------- ---------------------------------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION
               New York
-------------------------- ------------- ---------------------------------------------------------------------------
                                5        SOLE VOTING POWER

                                                                         0
     NUMBER OF
      SHARES
   BENEFICIALLY
     OWNED BY
       EACH
     REPORTING
      PERSON
       WITH
-------------------------- ------------- ---------------------------------------------------------------------------
                                6        SHARED VOTING POWER

                                                                 8,946,288
-------------------------- ------------- ---------------------------------------------------------------------------
                                7        SOLE DISPOSITIVE POWER

                                                                         0
-------------------------- ------------- ---------------------------------------------------------------------------
                                8        SHARED DISPOSITIVE POWER

                                                                 8,946,288
---------- ---------------------------------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                              8,946,288
---------- ---------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                          [ ]

---------- ---------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               14.2%
---------- ---------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON

                                 CO
---------- ---------------------------------------------------------------------------------------------------------




                                     Page 3

----------------------------------------------                                            --------------------------
          CUSIP NO. 652463100                                         13G                      PAGE 4 OF 14 PAGES
----------------------------------------------                                            --------------------------

---------- ---------------------------------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               General Electric Capital Services, Inc.
               06-1109503
---------- ---------------------------------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                         (a) [ ]
                                                                                                    (b) [X]
---------- ---------------------------------------------------------------------------------------------------------
 3         SEC USE ONLY
---------- ---------------------------------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
-------------------------- ------------- ---------------------------------------------------------------------------
                                5        SOLE VOTING POWER

                                             Disclaimed (see 9 below)
     NUMBER OF
      SHARES
   BENEFICIALLY
     OWNED BY
       EACH
     REPORTING
      PERSON
       WITH
-------------------------- ------------- ---------------------------------------------------------------------------
                                6        SHARED VOTING POWER

                                             Disclaimed (see 9 below)
-------------------------- ------------- ---------------------------------------------------------------------------
                                7        SOLE DISPOSITIVE POWER

                                             Disclaimed (see 9 below)
-------------------------- ------------- ---------------------------------------------------------------------------
                                8        SHARED DISPOSITIVE POWER

                                             Disclaimed (see 9 below)
---------- ---------------------------------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               Beneficial ownership of all shares is disclaimed by General
               Electric Capital Services, Inc.
---------- ---------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]

---------- ---------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               Not applicable (see 9 above)
---------- ---------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON

                                 CO
---------- ---------------------------------------------------------------------------------------------------------




                                     Page 4

----------------------------------------------                                            --------------------------
          CUSIP NO. 652463100                                         13G                      PAGE 5 OF 14 PAGES
----------------------------------------------                                            --------------------------

---------- ---------------------------------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               General Electric Company
               14-0689340
---------- ---------------------------------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                         (a) [ ]
                                                                                                    (b) [X]
---------- ---------------------------------------------------------------------------------------------------------
 3         SEC USE ONLY
---------- ---------------------------------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

               New York
-------------------------- ------------- ---------------------------------------------------------------------------
                                5        SOLE VOTING POWER

                                             Disclaimed (see 9 below)
     NUMBER OF
      SHARES
   BENEFICIALLY
     OWNED BY
       EACH
     REPORTING
      PERSON
       WITH
-------------------------- ------------- ---------------------------------------------------------------------------
                                6        SHARED VOTING POWER

                                             Disclaimed (see 9 below)
-------------------------- ------------- ---------------------------------------------------------------------------
                                7        SOLE DISPOSITIVE POWER

                                             Disclaimed (see 9 below)
-------------------------- ------------- ---------------------------------------------------------------------------
                                8        SHARED DISPOSITIVE POWER

                                             Disclaimed (see 9 below)
---------- ---------------------------------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               Beneficial ownership of all shares is disclaimed by General
               Electric Company.
---------- ---------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                               [ ]

---------- ---------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               Not applicable (see 9 above)
---------- ---------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON

                                 CO
---------- ---------------------------------------------------------------------------------------------------------


ITEM 1.  NAME OF ISSUER AND ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           (a) and (b) This statement relates to the Common Stock, $.01 par value per share (the "Common Stock"), of NewPower Holdings, Inc., a Delaware corporation formerly known as TNPC, Inc. (the "Issuer"). The address of the principal executive offices of the Issuer is One Manhattanville Road, Purchase, New York 10577.

ITEM 2.  PERSON FILING:

           (a)-(c)  This statement is being filed by:

   GE Capital Equity Investments, Inc., a Delaware corporation ("GECEI"); General Electric Capital Corporation, a New York corporation ("GE Capital"); General Electric Capital Services, Inc., a Delaware corporation ("GECS"); and General Electric Company, a New York corporation ("GE").

           The agreement among each of GECEI, GE Capital, GECS and GE that this statement be filed on behalf of each of them is attached hereto as Exhibit A. GECEI is a subsidiary of GE Capital, GE Capital is a subsidiary of GECS, and GECS is a subsidiary of GE. GECEI's principal business office is located at 120 Long Ridge Road, Stamford, Connecticut 06927. GE Capital's and GECS' principal business offices are located at 260 Long Ridge Road, Stamford, Connecticut 06927. GE's principal business office is located at 3135 Easton Turnpike, Fairfield, Connecticut 06431.

           (d)-(e) This statement relates to the Common Stock of the Issuer, $.01 par value per share. The CUSIP No. for such shares is 652463100.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

            (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act

            (b) [ ]     Bank as defined in Section 3(a)(6) of the Exchange Act

            (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act

            (d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940

            (e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E)

            (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F)

            (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G)

            (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act

            (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act

            (j) [ ]     Group, in accordance with Rule 13d-1(b)(1)(ii)(J)


           If this statement is filed pursuant to Rule 13d-1(c), check this box. [ ]

ITEM 4.  OWNERSHIP.

           (a)-(c) The response of GECEI, GE Capital, GECS and GE to Items 5, 6, 7, 8, 9 and 11 of each of their respective Cover Sheets which relate to the beneficial ownership of the Common Stock of the Issuer is incorporated herein by reference. The shares of Common Stock beneficially owned by GECEI and GE Capital include Class A Warrants with the right to acquire 5,250,000 shares of Common Stock.

           Each of GECS and GE hereby expressly disclaims beneficial ownership of the shares of Common Stock owned by GECEI.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

           N/A

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

           N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

           N/A

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

           N/A

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

           N/A

ITEM 10.  CERTIFICATION.

           (a)   N/A

           (b)   N/A

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 12, 2001

                             GE CAPITAL EQUITY INVESTMENTS, INC.

                             By: Jonathan K. Sprole
                                ----------------------------------------------
                                Name: Jonathan K. Sprole
                                Title: Managing Director



                             GENERAL ELECTRIC CAPITAL CORPORATION

                             By: William D. Strittmatter
                                ----------------------------------------------
                                 Name: William D. Strittmatter
                                 Title: Vice-President



                             GENERAL ELECTRIC CAPITAL SERVICES, INC.

                             By: Jonathan K. Sprole
                                ----------------------------------------------
                                 Name: Jonathan K. Sprole
                                 Title: Attorney-in-fact



                             GENERAL ELECTRIC COMPANY

                             By: Jonathan K. Sprole
                                ----------------------------------------------
                                 Name: Jonathan K. Sprole
                                 Title: Attorney-in-fact

                                  EXHIBIT INDEX



           EXHIBIT                           DESCRIPTION
           -------                           -----------

              A Joint Filing Agreement, dated February 12, 2001, among GECEI, GE Capital, GECS and GE, to file joint statement on Schedule 13G.

              B Power of Attorney, dated as of February 22, 2000, appointing Jonathan K. Sprole as attorney-in-fact for General Electric Company.

              C Power of Attorney, dated as of February 22, 2000, appointing Jonathan K. Sprole as attorney-in-fact for General Electric Capital Services, Inc.